EXHIBIT 3.11
FIRST AMENDMENT TO
COMPANY AGREEMENT OF
MILAGRO EXPLORATION II, LLC
     THIS FIRST AMENDMENT (this “Amendment”) to the Company Agreement (the “Agreement”) of Milagro Exploration II, LLC (the “Company”) is entered into as of November 30, 2007, by Milagro Mezz, LLC, a Delaware limited liability company and the sole member of the Company. Capitalized terms used but not defined in this Amendment have the meaning given them in the Agreement.
RECITALS
     A. The initial member of the Company was Milagro Exploration, LP.
     B. Effective November 30, 2007, the Company merged with and into Milagro Exploration, LP, with the Company surviving and changing its name to Milagro Exploration, LLC (the “Merger”).
     C. As a result of the Merger, the sole member of the Company is Milagro Mezz, LLC (“Mezz”).
     D. The Member desires to amend the Agreement to reflect (i) the name change of the Company to “Milagro Exploration, LLC” and (ii) that Mezz is now the sole member of the Company.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:
     1. All references in the Agreement to “Milagro Exploration II, LLC” are hereby deleted and replaced with “Milagro Exploration, LLC.”
     2. Article 2 of the Agreement is hereby deleted and replaced with the following:
     “2. Sole Member. Milagro Mezz, LLC shall be the sole member of the Company (the “Member”).”
     3. Except to the extent modified or amended by this Amendment, the Agreement shall remain in full force and effect as originally written.
[Signature appears on following page]

     The Amendment is executed as of the date set out in the preamble to this Amendment.

MEMBER: Milagro Mezz, LLC
By:	Milagro Holdings, LLC, its sole member
/s/ Richard W. Piacenti
Richard W. Piacenti, Executive Vice President,
Chief Financial Officer and Secretary